                                                                    EXHIBIT 3.01

                                  AMENDMENT TO
                       SECOND AMENDED AND RESTATED BYLAWS
                                       OF
                              MAJESCO HOLDINGS INC.

     The Second Amended and Restated Bylaws of Majesco Holdings Inc., a Delaware
corporation, are hereby amended as follows:

The first sentence of Section 3.2 of the Second Amended and Restated Bylaws is
hereby amended to read as follows:

     "The number of directors constituting the Board of Directors shall be fixed from time to time by the Board of Directors or by the stockholders, but shall not be less than one nor more than nine."

The foregoing is certified as an amendment to the Second Amended and Restated
Bylaws of Majesco Holdings Inc. as adopted by unanimous consent of the Board of
Directors on October 6, 2004.

By:  /s/ Jesse Sutton
     ----------------
     Jesse Sutton
     President